Exhibit 23.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Big Tree Cloud Holdings Limited (the “Company”) of our report dated October 24, 2024 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in the Company’s Annual Report on Form 20-F for the year ended June 30, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Audit Alliance LLP

Audit Alliance LLP

Singapore

August 29, 2025